FOR IMMEDIATE RELEASE
Date: October 28, 2005
CONTACT: Paul Zogas, President (708) 598-9400
MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 1st QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND
     BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”), the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended September 30, 2005 totaled $274,000, or $0.73 per diluted share, compared to net income of $240,000, or $0.64 per diluted share for the quarter ended September 30, 2004.
     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.22 per share for the quarter ended September 30, 2005. The dividend will be payable November 17, 2005 to shareholders of record as of November 7, 2005.
     Net income in the current quarter included an $11,000 gain, net of income taxes, from additional proceeds received on the sale of Midland Federal’s investment in Intrieve, Incorporated (“Intrieve”), Midland Federal’s data processing provider. Exclusive of the after tax impact of this item, net income for the quarter ended September 30, 2005 would have been $263,000, or $0.71 per diluted share.
     Annualized return on average assets and annualized return on average equity during the quarter ended September 30, 2005 were 0.80% and 8.57%, respectively, compared to 0.63% and 8.09%, respectively, for the comparable prior year quarter.
     Net interest income increased $84,000 to $1.3 million in the quarter ended September 30, 2005 as compared to the prior year quarter. The increase in net interest income is primarily attributed to an increase in the Company’s interest rate spread to 3.78% for the quarter ended September 30, 2005 from 3.30% for the prior year period.
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     The increase in interest rate spread was primarily due to an increase in the Company’s average yield earned on interest earning assets to 5.15% in the current quarter from 4.41% in the prior year quarter. The increase in the average yield earned on interest earning assets offset an increase in the average yield paid on interest costing deposits to 1.37% in the current quarter from 1.11% in the prior year quarter. The average balance of net earning assets also increased by $2.9 million to $21.6 million compared with the prior year period.
     Non-interest income increased $42,000 to $265,000 in the quarter ended September 30, 2005 as compared to the prior year quarter. The primary factors for the increase in non-interest income were a $31,000 increase in loan fees and service charges and a $16,000 gain from the additional proceeds received on the sale of Midland Federal’s investment in Intrieve, discussed above, offset by a $2,000 decrease in commission income. The increase in loan fees and service charges in the current quarter is attributed to an increase in brokered loan activity compared to the prior year period.
     Non-interest expense increased $74,000 to $1.2 million in the quarter ended September 30, 2005 as compared to the prior year quarter. The increase in non-interest expense is primarily the result of a $45,000 increase in staffing costs, a $29,000 increase in computer software and support expense and a $17,000 increase in professional fees, offset by a $12,000 decrease in office occupancy expense. The increase in staffing costs is primarily attributed to a $23,000 increase in the cost of employee benefits and a $10,000 increase in loan origination commissions, due to an increase in brokered loan activity.
     Non-performing assets were .24% of total assets at September 30, 2005 and consisted of $328,000 in non-performing loans. The allowance for loan losses increased $1,000, due to net recoveries, and amounted to $458,000, or 0.48% of total loans, at September 30, 2005 as compared to June 30, 2005. The Company made no additional loan loss provisions during the quarter ended September 30, 2005. At September 30, 2005 the Company’s ratio of allowance for loan losses to non-performing loans was 139.75% compared to 120.06% at June 30, 2005.
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     At September 30, 2005 the Company’s assets totaled $136.2 million, compared to total assets of $139.0 million at June 30, 2005. Net loans receivable remained stable at $94.6 million at September 30, 2005. During the quarter ended September 30, 2005, the Company changed its mix of short term investments to take advantage of higher short term interest rates and purchased $19.6 million of six month United States Treasury Bills. This purchase of United States Treasury securities resulted in a $19.7 million increase in the balance of investment securities available for sale to $21.0 million at September 30, 2005 compared to $1.3 million at June 30, 2005 and was funded out of the balance of cash and cash equivalents, which decreased by $22.4 million to $14.3 million at September 30, 2005. Total deposits for the quarter ended September 30, 2005 decreased $3.4 million to $121.4 million. The net decrease in deposits is primarily attributed to increased competition for certificate of deposit accounts from special rate promotions.
     Stockholders’ equity in the Company totaled $12.9 million at September 30, 2005 resulting in a book value per common share of $34.52 based upon 372,600 shares outstanding. At September 30, 2005 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 8.04% and a risk-based capital ratio of 18.04%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.
(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS

	September 30,	June 30,
	2005	2005
	(Unaudited)
SELECTED FINANCIAL CONDITION DATA:
Total assets	$136,223,363	138,978,770
Loans receivable, net	94,610,269	94,829,310
Mortgage-backed securities	1,860,505	1,920,221
Cash and cash equivalents	14,296,313	36,709,593
Investment securities	21,004,862	1,310,937
Deposits	121,459,297	124,836,132
Stockholders’ equity	12,861,192	12,696,682

PER SHARE DATA:
Book value per common share at period end	$34.52	$34.08

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.35%	.40%
Non-performing assets to total assets	.24%	.27%
Allowance for loan losses to non-performing loans	139.75%	120.06%
Allowance for loan losses to total loans	.48%	.48%

	Three Months Ended
	September 30,
	2005	2004
	(Unaudited)	(Unaudited)
SELECTED OPERATIONS DATA:
Total interest income	$1,694,124	1,580,631
Total interest expense	376,199	347,148

Net interest income	1,317,925	1,233,483
Provision for loan losses	—	—

Net interest income after provision for loan losses	1,317,925	1,233,483

Non-interest income	265,321	223,384
Non-interest expense	1,168,324	1,093,738

Income before income taxes	414,922	363,129
Income tax expense	141,073	123,464

Net income	$273,849	239,665

PER SHARE DATA:
Earnings per basic share	$0.73	0.64
Earnings per diluted share	$0.73	0.64

SELECTED OPERATING RATIOS:
Annualized return on average assets	0.80%	0.63%
Annualized return on average equity	8.57%	8.09%
Annualized operating expenses to average total assets	3.40%	2.90%
Interest rate spread during the period	3.78%	3.30%
Net interest margin	4.01%	3.44%
Average interest-earning assets to average interest-bearing liabilities	119.68%	114.98%